Exhibit 10.6

“[*]” = confidential portions of this document that have been omitted and have been separately filed with the Securities and Exchange Commission pursuant to an application for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

TELEVISION LICENSE AGREEMENT

PRINCIPAL TERMS & CONDITIONS

AGREEMENT entered into as of January 1, 2008 by and between Hallmark Hall of Fame Productions, Inc., 2501 McGee, Kansas City, MO  64108 (“Licensor”) and Crown Media United States, LLC, 12700 Ventura Blvd., Studio City, CA  91604; (“Licensee”).

Licensor hereby grants to Licensee, and Licensee hereby accepts, a limited license for television exhibition of the pictures described herein in accordance with the Terms and Conditions set forth below and the Standard Terms attached hereto in Exhibit I and incorporated herein by reference.

TERMS AND CONDITIONS

1.                                     TERRITORY:  United States, its territories and possessions.

2.                                     PICTURES LICENSED:  The Pictures in the “Hallmark Hall of Fame” library set forth in Schedule A attached hereto and hereby incorporated herein by reference.

3.                                     RIGHTS LICENSED:

a)                                     The rights licensed to Licensee hereunder are exclusive exhibition and broadcast rights in all forms of Standard and Non-Standard Television.  Any proposed exploitation by Licensee in Video on Demand, Consumer Video Devices and other forms of new media rights, such as interactive rights, must be approved by Licensor and, if approved, all revenues received by Licensee from such exploitation will be shared equally by Licensor and Licensee.  If Licensor intends to grant Video on Demand, Consumer Video Devices and other forms of new media rights to third parties during the Term, it will first negotiate with Licensee regarding Licensee’s acquisition of such rights and, if agreement cannot be reached, will give Licensee a final written offer.  If Licensee does not accept the final offer and Licensor subsequently decides to accept an offer from a third party for such rights which is less favorable to Licensor than its final offer to Licensee, it will first give Licensee the opportunity to enter into an agreement for such rights on terms substantially similar to those of the third party offer.  Licensor will not, in any event, grant any third party the right to exhibit or to authorize downloads of the Pictures on the “Internet” or via similar technology unless it requires the third party to impose a meaningful charge on the viewers for such exhibition or download.

b)                                    “Non-Standard Television” is defined as transmission to individual or multiple receivers by any and all means of technology, whether now known or hereafter devised (other than exhibitions by means of Standard Television, Video on Demand and Consumer Video Devices).  It includes, without limitation, transmission by means of cable, wire or fiber of any material, “over-the-air pay” or STV in any frequency band, any and all forms of regular or occasional scrambled broadcast for taping, master antenna, satellite master antenna, low power television, closed-circuit television, tape, cassette and disc distribution (excluding Consumer Video Devices), portable video device distribution, single and multi-channel multi-point distribution service, direct to satellite transmission and On-Line Distribution, whether on a pay or free basis.  “Standard Television” means television distributed by a UHF or VHF television broadcast station, the video and audio portions of which are intelligibly receivable without charge by means of standard home rooftop or television set built-in antennas; “Consumer Video Devices” means distribution and/or exploitation of the Pictures by means of videodiscs, videocassettes, laser discs and similar devices for non-commercial replay on a television screen by means of a playback device, where the television screen and playback device are both located in the home of a consumer and “Video-on-Demand” means technologies by which the Pictures may be ordered and viewed individually for which for which a separate charge is imposed.  All rights not expressly granted herein shall remain the sole and exclusive right of Licensor for Licensor’s unlimited, unencumbered use.

4.                                     EXHIBITION DAYS PER PICTURE:  [*] Exhibition Days.  Each Exhibition Day consists of up to 2 telecasts within a 24 hour period.  Licensee may take no more than [*] of the Exhibition days for any Picture during any calendar year.

5.                                     LICENSE TERM:  10 years per Picture commencing on the dates indicated in Schedule A or if “TBD”, a date mutually determined by Licensor and Licensee.  If the maximum number of Exhibition Days is taken prior to the end of the License Term for any Picture, the License Term will end at the end of the last Exhibition Day.  In addition, in the event of a “change of control” of Licensee, Licensor will have the right to terminate this license and agreement by written notice given within 30 days of the effective date of the change of control.  A “change of control” for these purposes is any transaction through which Hallmark Cards divests itself, directly or indirectly, of its controlling interest in Licensee or Crown Media Holdings, Inc.

6.                                     TOTAL LICENSE FEE:  a) $[*] for each of the 16 Pictures produced from 2003 to 2008, as listed in Schedule A, and $[*] for each of the 42 “Library Titles”, payable for each Picture in equal monthly installments over its License term.  The total amount payable, if all Pictures are available for their full License terms, is $17,200,000.

7.                                     BROADCAST MATERIALS:  Licensor shall provide Licensee with access to a both standard definition and high definition masters of the Pictures.  To the extent that high definition masters do not exist, Licensee will [*] with Licensor, [*], of preparing these masters from the original film materials or highest quality elements available.  To the extent available, Licensor will provide Licensee with copies of excerpts from the Pictures, “behind the scenes” footage, scripts, synopses, and all other promotional materials selected by Licensor and in Licensor’s possession or under Licensor’s control.  All materials shall be on loan to Licensee.  Licensee shall return materials to Licensor at Licensee’s expense at the expiration of the License Term, including any hi-def masters and other materials for which the parties shared the costs.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the day and year first above written.

LICENSEE: CROWN MEDIA UNITED STATES, LLC		LICENSOR: HALLMARK HALL OF FAME PRODUCTIONS, INC.

By:		By:
	Charles Stanford, VP		Brad R. Moore, President
	Print Name and Title		Print Name and Title

Dated:		Dated:

EXHIBIT I-
STANDARD TERMS AND CONDITIONS

1.                                      DELIVERY OF PRINTS.

(a)                                 Licensor will deliver or cause to be delivered to Licensee upon the later of 60 days prior to the start of the License Term or 60 days after execution of this Agreement:  one standard definition on Beta SP videotape and, to the extent such materials exist or can be created (with the costs therefore shared pursuant to Paragraph 7 above), high definition copies of each Picture licensed by this Agreement (hereinafter collectively called “prints” and individually called “print”).  Delivery of each print to Licensee or to Licensee’s agent shall be deemed to be delivery by Licensor to Licensee hereunder.  All costs and charges in connection with such delivery, including without limitation shipping charges and insurance thereon shall be borne by Licensee.

(b)                                Licensee shall notify Licensor by telegram within ten (10) days after Licensee’s receipt of a print if such print is physically defective for television broadcasting by customary industry standards.  If Licensee so notifies Licensor with respect to any such physical defect or failure of delivery, as aforesaid, and Licensor does not deliver to Licensee a replacement print of the same picture (or another picture of comparable quality) in time for the scheduled telecast, such telecast shall be deemed eliminated and the picture withdrawn, as provided in paragraph (b) of paragraph 11 of this Exhibit.  Failure of Licensee to give Licensor such notice as aforesaid shall be deemed Licensee’s irrevocable acknowledgement that such print has been received and is satisfactory in all respects.

2.                                      RETURN OF PRINTS.  Licensee agrees to return to Licensor, prepaid, within forty-eight (48) hours after the last licensed telecast of each picture, the print (which includes the container thereof and hi-def masters), in the same form and condition as delivered by Licensor, ordinary wear and tear from proper use excepted.  Such print shall be delivered to Licensor, or to any other party, to such place or places as Licensor may from time to time designate.  Additionally, Licensee agrees to return to Licensor, prepaid, all other material that may have been furnished by Licensor, within one (1) week following completion of the use of such material by Licensee, but in no event later than after the last licensed telecast.  If any prints are lost, stolen, destroyed or damaged, Licensee shall pay Licensor the cost of replacement thereof, within seven (7) days after billing by Licensor.  Such payment shall not be construed to transfer to Licensee any right, title or interest in or to said prints.  Licensor may request that Licensee have the prints destroyed and in such event Licensee agrees to do so, and to furnish Licensor with Certificates of Destruction.

3.                                      ALTERATION OF PRINTS.  Licensee shall telecast each picture as delivered, in its entirety and Licensee agrees not to cut, change, alter, modify or add to the prints of the pictures, or any of them, without Licensor’s prior written consent. However, Licensee may insert commercial material and make such cuts as are necessary to conform to time segment requirements but under no circumstances shall Licensee delete or reposition the copyright notice or the credits and billings incorporated in the pictures as delivered by Licensor.  In no event may any such insertions of commercial material or such cuts to conform to time segment requirements adversely affect the artistic or pictorial quality of the picture or interfere with its continuity.  Licensee will have the right to dub and/or subtitle each picture in the language for which rights are granted hereunder and Licensee agrees to grant Licensor access to the dubbed and/or subtitled version at Licensor’s request.

4.                                      USE OF PRINTS.

(a)                                 Licensor reserves the right to change the title of any picture(s) covered by this Agreement.

(b)                                In the event Licensee does not telecast any picture hereunder the number of times permitted hereunder, then Licensee shall, nevertheless, pay Licensor the applicable licensing fee specified herein with respect thereto as if such picture had been telecast.  The paragraph shall not apply, however, in the case of a telecast which has been eliminated and the picture withdrawn pursuant to sub-paragraph (b) of paragraph 11 of this Exhibit.

(c)                                 Licensee shall not acquire any right, title or interest in or to any picture or print hereunder and shall not make, authorize or permit any use of the picture or print other than as specified herein.  Additionally, Licensee shall not duplicate, reproduce or copy same in any manner or form whatsoever.

(d)                                Licensee acknowledges that the title to the pictures and prints shall remain in Licensor and Licensee acknowledges that with respect to each picture and the literary, dramatic and music material included in each and upon which each is based, Licensor hereby expressly reserves any and all rights not herein specifically granted to Licensee, including, but without limitation thereof, all theatrical, non-theatrical and home video rights and all re-make rights and sequel rights, and that such reserved rights may be exercised and exploited by Licensor concurrently with and during the term hereof, freely and without limitation or restriction.

5.                                      USE OF NAMES FOR ADVERTISING.  Licensee warrants and agrees that:  (a) it will abide by and comply with the advertising and billing of each licensed picture in accordance with such advertising, billing instructions as Licensor may furnish Licensee, and that such advertising shall be made by Licensee so as not to constitute an express, implied, direct or indirect endorsement of any product, service or sponsor; (b) it will not advertise or announce in any manner or media the previous title of any picture for which the title has been changed by Licensor or of pictures withdrawn by Licensor; (c) it will abide by and comply with the screen billing in the same form as it appears on the print of the picture or pictures; and (d) it will indemnify Licensor against all costs, damages, and expenses, including, but not limited to reasonable attorney’s fees and expenses, incurred or caused to Licensor by reasons of any actual or alleged breach by Licensee of the provisions of this paragraph.

6.                                      FORCE MAJEURE.  If Licensor shall fail to make timely delivery of any print or prints hereunder, by reason of any act of God, war, fire, flood, strike, labor dispute, public disaster, transportation or laboratory difficulties, order or decree of governmental agency or tribunal or another similar or dissimilar cause beyond the control of Licensor, such failure on the part of Licensor shall not be deemed to be a breach of this Agreement.

7.                                      PAYMENT.  Unless otherwise instructed in writing by Licensor, all payments by Licensee to Licensor herein shall be made in United States dollars by wire transfer to an account identified by Licensor.

8.                                      TAXES.  Licensee shall pay and hold Licensor harmless from, all taxes (excluding Licensor’s income and franchise taxes), charges, assessments and other fees now or hereafter imposed or based upon or resulting from the delivery, exhibition, possession or use hereunder to or by the Licensee of the prints and pictures, in whole or in part, licensed hereunder.  Payment by the Licensee of the foregoing shall in no way diminish the license fees due Licensor hereunder.  To the extent that payment of any of the foregoing is made by Licensor, Licensee shall reimburse Licensor on demand, and upon the failure of Licensee to so reimburse Licensor, Licensor shall have all the same remedies herein for recovery of these taxes, charges, assessments and fees as it has for the collection of unpaid license fees, as well as all other remedies provided by law.

9.                                      WARRANTY AND INDEMNITY.  Licensor represents and warrants that it has the right to grant this license for the telecasting of the pictures herein specified, including the sound tracks forming a part thereof, and that such use of by Licensee will not violate the right of others.  Licensor agrees to indemnify and hold Licensee, its officers, employees, successors and assigns free and harmless from any and all claims, damages, liabilities, costs or expenses, including reasonable attorney’s fees and expenses, incurred by Licensee by reason of the breach of the foregoing warranty, provided, however, Licensor shall not be liable for loss of profits or consequential damages.  Licensor agrees to defend at its own expense any action or proceedings arising out of an alleged breach of the foregoing warranty, provided, however, that Licensee notifies Licensor promptly of any such claim or of the commencement of any such action or proceedings, delegates complete and sole authority to Licensor to defend or settle same, and cooperates fully with Licensor in the defense thereof.  Similarly, Licensee agrees to indemnify, defend and hold Licensor, its officers, employees, successors and assigns, free and harmless from any and all claims, damages, liabilities, costs or expenses, including reasonable attorney’s fees and expenses arising out of or in connection with the use by Licensee, its successors, assigns and sublicensees of the prints or pictures hereunder, or arising out of or by reason of any breach of warranty, undertaking, representation or agreement made or entered into herein on Licensee’s part.

10.                                PERFORMING RIGHTS.  Licensor warrants that the performing rights in the music and other creative elements susceptible to performing rights contained in the prints are either (a) controlled by a performing rights society having jurisdiction, or (b) in the public domain, or (c) controlled by Licensor to the extent necessary to permit Licensee’s use of said prints hereunder.  Licensor does not represent or warrant that Licensee may exercise the performing rights to said music or elements without the payment of a performing rights royalty or license fee.  Licensee shall, at its sole costs and expense, secure all television performing rights licenses necessary for the telecast or promotional uses of said music or elements contained in each print and shall hold Licensor free and harmless from any liability or damage arising from its failure to do so.

11.                                WITHDRAWAL AND ADJUSTMENT.

(a)                                 Licensor may, in its absolute discretion, withdraw any licensed picture if Licensor determines that the telecasting thereof would or might (i) infringe upon the rights of others; (ii) violate any law, court order, government regulation or other ruling of any governmental agency; (iii) interfere with the actual or contemplated use of the licensed picture or the material or rights contained therein for any purposes other than the telecasting of the picture in Licensee’s Territory in the media licensed hereunder; or, (iv) subject Licensor to any liability.

(b)                                If Licensor elects to withdraw any picture as set forth in the preceding subparagraph (a) of this paragraph 11, before its initial telecast, or if the Picture is not acquired or produced by Licensor or if Licensor does not control distribution rights, then Licensor shall have the right, in its sole discretion, either to deliver to Licensee another picture of comparable quality (which picture shall be deemed to replace the picture withdrawn) or may reduce the number of pictures to be delivered and paid for hereunder by one and Licensee shall be given a refund or credit, at Licensor’s election, of such license fee for such picture.

(c)                                 If Licensor elects to withdraw any picture (as provided in subparagraph (a) of this paragraph 11) at any time after its initial or subsequent telecast, Licensor shall have the right to grant Licensee a number of additional telecasts of any other picture or pictures licensed hereunder of comparable quality to picture withdrawn.  Such additional telecast shall be equal to the number of telecasts, if any, remaining on such withdrawn picture.

(d)                                If a print of any withdrawn picture has been shipped to Licensee, Licensee will promptly return it to Licensor.

12.                                BANKRUPTCY AND DEFAULT.  If Licensee becomes insolvent or bankrupt or makes an assignment for benefit of creditors, or if any property of Licensee is attached and if such attachment is not released within ten (10) days after the date of attachment, or if a receiver, liquidator, or trustee is appointed for any of Licensee’s property, or if Licensee breaches any of the material terms or provisions of this Agreement, Licensor in addition to any and all other rights it may have under this Agreement or in law or in equity, may at its option, from time to time during such occurrence, do any one or more of the following:  suspend delivery or telecasting by Licensee of one or more pictures hereunder until default is ended or remedied, terminate this Agreement, or declare the Agreement breached and declare all unpaid amounts payable to Licensor hereunder immediately due and specifically, if Licensee shall fail to make the payments to Licensor on a timely basis as provided in this Agreement, Licensor shall have the right but not the obligation to declare Licensee in default and thereby either to suspend the rights herein granted until the default is ended or to terminate this Agreement without foregoing any of Licensor’s rights to recover damages deriving from Licensee’s default.

A default by Licensee under this Agreement shall be deemed a default under any and all other licenses granted by Licensor to Licensee and shall entitle Licensor to terminate any and all such other licenses and to declare any then unpaid balance of license fees thereunder immediately due and payable.

Licensee acknowledges that the terms hereof and the industry custom of licensing pictures substantially in advance of the scheduled telecast dates have the effect of rendering the pictures hereunder unmarketable in the area covered by this Agreement during any period which includes the period of this license or any part thereof.  Licensee also acknowledges that, by reason of the foregoing, no method exists for accurate measurement of damages for any breach of Licensee’s agreement to pay Licensor as provided in this Agreement.  It is therefore agreed that, in addition to all other remedies available at law, in equity, or under the other provisions of this Agreement, Licensor shall be entitled (upon breach by Licensee of such agreement to pay Licensor) to recover from Licensee, as liquidated damages, the total unpaid license fees for all telecasts authorized hereunder, whether or not such telecasts actually occur, and in addition, reasonable attorney’s fees and expenses or collection agency fees and expenses of any attorney or collection agency is retained by Licensor at any time to enforce the provisions hereof, plus such other amounts as may be due hereunder,

If Licensor elects or becomes obligated to make payments in place of Licensee or if Licensor incurs any expenses for legal services, court costs, and associated expenses because of any breach by Licensee, the sum or sums so paid by Licensor and the amount of such fees, costs and associated expenses shall be payable forthwith from Licensee to Licensor, together with interest thereon at the rate of one and one-half percent (1.5%) per month.  If Licensee fails to pay the license fees herein provided at the times due in the amounts set forth herein, the sums unpaid shall bear interest at the rate of one and one-half percent (1.5%) per month from the due date thereof until paid.  Any payment not made within thirty (30) days after its due date shall bear interest at the rate of one and one-half percent (1.5%) per month computed from the original due date until paid; however, if said rate is in excess of the maximum permitted under the laws of the jurisdiction where the debt accrues, then in such event the rate of interest shall be the maximum permitted by law.  Acceptance of any payment by Licensor after its due date shall not constitute a waiver by Licensor of any of the rights hereunder.

13.                                EARLY EXPIRATION OF TERM.  Notwithstanding anything contained herein to the contrary, if Licensee exhibits any one or more of the pictures the number of times permitted hereunder prior to the expiration of the term specified herein, this license shall be deemed terminated with respect to each such picture as of the date upon which the last permitted run is made.

14.                                ASSIGNMENT.  Licensor reserves the right to hypothecate, pledge or discount this Agreement and to obtain loans from a bank or other lenders by the assignment as security.  The Licensee recognizes that this Agreement may be exhibited and or assigned to such bank or other lenders which may thereby be induced to enter into substantial commitments in reliance thereon.  The Licensee agrees that in the event of receipt of written notice of assignment by Licensor, monies due to Licensor shall be paid to any bona fide third party assignee in accordance with such instructions without offset, deductions, counter-claim, or other credits which the Licensee may have or claim to have against Licensor.  Licensor may freely assign this Agreement to its successor or successors or to any of its associated, affiliated and subsidiary companies.  This Agreement may not be assigned by Licensee, either voluntarily or by operation of law, without the prior written consent of Licensor.  Any such assignment, if consented to by Licensor, shall not relieve Licensee of its obligations hereunder.

15.                                DISPUTE RESOLUTION.

(a)                                 In the event of any dispute, claim, question, or disagreement (“Dispute”) arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement.  To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If they do not reach such solution within a period of 60 days, then upon notice by either party to the other, all disputes, claims, questions or differences shall be submitted to mediation administered by the American Arbitration Association under its Commercial Mediation Rules in New York before resorting to arbitration.

(b)                                In the event that any Dispute, arising from or relating to this Agreement or the breach thereof, has not been resolved by the parties hereto in accordance with Paragraph 15.(a) above, such Dispute shall be settled by arbitration in New York, New York in accordance with the following provisions:

(i)                                    All notices and process in connection with such arbitration shall be served by certified or registered mail, return receipt requested (or comparable method of mailing or delivery) to the parties at their addresses for notices as described above, and shall be deemed given upon the mailing thereof in such manner;

(ii)                                 The Licensee and Licensor shall jointly appoint a single arbitrator, or, if the Licensee and Licensor cannot agree upon a single arbitrator within fifteen (15) days after service of notice of intention to arbitrate, then the American Arbitration Association shall appoint a single arbitrator promptly after the end of such fifteen (15) day period;

(iii)                              Among the powers of the arbitrator shall be the right and power to interpret and construe this Agreement and all of its provisions, to award damages and such other relief as to him or her shall appear just, and to award legal fees and expenses to the prevailing party as determined by the arbitrator.  Except as otherwise provided herein, the rules then in effect of the American Arbitration Association shall govern any arbitration hereunder;

(iv)                             The arbitrator shall render his or her decision as soon as possible after the Licensee and Licensor have both finished presenting evidence and submitting briefs to the arbitrator;

(v)                                The decision of the arbitrator shall be final, and shall not be appealable to any other body except as otherwise provided by law.  The arbitrator’s decision may be entered in any court having competent jurisdiction.

16.                                GENERAL.

(a)                                 Licensee acknowledges that telecasts or releases of the licensed pictures originating outside its basic territory may be received by television sets located within such basic territory and Licensee agrees that such reception shall not constitute a breach of this Agreement by Licensor.

(b)                                Subject to the provisions of Paragraph 14 hereof, this Agreement and all of its terms, conditions and other provisions and all rights herein shall inure to the benefit of and shall be binding upon the parties hereto and to their respective successors and assigns.

(c)                                 The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any paragraph of this Agreement or of the Agreement itself.

(d)                                Time is of the essence in the performance by Licensee of its obligations for payment hereunder.

(e)                                 A waiver by either party of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.  All remedies, rights undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation to any other remedy, right, undertaking, obligation or agreement of either party.

(f)                                   All notices, statements, and other documents required to be given hereunder shall be given in writing either by personal delivery, by mail, or telegraph (except as herein otherwise expressly provided) at the respective addresses of the parties hereto hereinabove set forth, or such other addresses as may be designated in writing by either party.  Notice given by mail or by telegraph shall be deemed given on the date of mailing thereof or of delivery of such telegram to a telegraph office, charges prepaid or to be billed.

(g)                                This Agreement shall be deemed made in, and shall be construed and interpreted in accordance with, the laws of the State of New York applicable to agreements entirely made and performed therein.

(h)                                All rights not specifically granted herein to the Licensee are reserved for Licensor’s use and disposition without any limitations whatsoever, regardless of the extent to which the same are competitive with Licensee or the license granted hereunder.

(i)                                    This Agreement constitutes the entire agreement between Licensee and Licensor with respect to the subject matter herein contained and this Agreement cannot be changed or terminated orally, and no changes, amendments or assignments thereof shall be binding upon Licensor until accepted in writing by duly authorized representative of Licensor.